Exhibit 99.1

Curt Berchtold Named Pinnacle Airlines Corp. CFO

Memphis, Tenn. (Sept. 7, 2012) – Pinnacle Airlines Corp. (OTC: PNCLQ) has named Curtis J. Berchtold as senior vice president and chief financial officer. Berchtold was previously CFO at Silver Airways in Fort Lauderdale, Fla. His start date has yet to be determined.

“We’re excited to welcome Curt to the executive leadership team,” said Pinnacle Airlines president and CEO John Spanjers. “He brings vast experience in airline operational and financial planning and analysis, and will take on a central role in Pinnacle’s ongoing turnaround efforts.”

Berchtold succeeds Ted Christie, who resigned as Pinnacle’s CFO in March.

“I look forward to joining the experienced team of aviation professionals at Pinnacle and contributing  to a successful reorganization and future growth,” Berchtold said.

Prior to his previous role as CFO for Silver Airways, Berchtold served as CFO at Corsair Aviation, as well as interim vice president of planning for Mesa Air Group during its restructuring. Berchtold earned a Bachelor of Business Administration in Finance from the University of Texas, Arlington and an MBA in Finance and Marketing from Indiana University.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (OTC: PNCLQ), a $900 million airline holding company with 6,100 employees, is the parent company of Pinnacle Airlines, Inc. Flying as Delta Connection, Pinnacle Airlines, Inc. operates 197 regional jets on 1,000 daily flights to 131 cities in the United States and Canada. Corporate offices are located in Memphis, Tenn., and hub operations are located in Atlanta, Detroit, Memphis and Minneapolis. Visit www.pncl.com for more information.

Media Contact
Joe Williams
901-346-6162
jfwilliams@pncl.com